Exhibit 13.8

 https://crm.private.seedinvest.com/email_campaigns/email_campaign/6565 1/3 Now Accepting Reservations Trust Stamp | How the biometric technology works Market Opportunity | A growing number of companies rely on biometric technology for identity verification. Biometric science is a way to measure a person’s physical or behavioral characteristics (e.g. fingerprints, eyes) to verify his or her identity. While this information is unique to each individual, millions of personal records have already been exposed through fraud and breach. Unlike a password, if biometric data is compromised, it cannot be reset. Trust Stamp Solution | Trust Stamp’s artificial intelligence-powered technology anonymizes any identifying information to prevent sensitive data loss and identify fraud. Here's how it works: Biometric information is captured (any data can be used such as fingerprint scans, facial biometrics, geolocation, and knowledge-based authentication) Trust Stamp's artificial intelligence technology converts this identifying data into a hashed-tokenized identity, called the EgHash

 4/14/2020 SI CRM https://crm.private.seedinvest.com/email_campaigns/email_campaign/6565 2/3 The EgHash becomes an identifier, but it can’t reveal any identifying information until created again by the same person (also known as zero-knowledgeproofing) - this is protected against personal data leaks, identity theft, and fraud Most recently, Trust Stamp received a strategic investment from Mastercard to establish a secure authentication network in low connectivity environments. By confirming a reservation, you have the opportunity to purchase shares ahead of the company's public launch as it awaits SEC qualification. A reservation is non-binding and you may cancel at any time. RESERVE SHARES Questions? Email us. We're happy to help. You are receiving this newsletter because you are a registered user on SeedInvest. If you would like to stop receiving company updates, unsubscribe here. If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account. Trust Stamp is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Trust Stamp: https://www.seedinvest.com/trust.stamp Copyright © 2020 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or

4/14/2020 SI CRM https://crm.private.seedinvest.com/email_campaigns/email_campaign/6565 3/3 an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 61 Broadway, Suite 1705, New York, NY 10006. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.